Exhibit 1.01

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of March 6, 2013

by and among

ENCORE CAPITAL GROUP, INC.,

PINNACLE SUB, INC.

and

ASSET ACCEPTANCE CAPITAL CORP.

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

EXHIBITS

Exhibit A - Certificate of Incorporation & By-laws of Merger Sub

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2013 (this “Agreement”), is entered into by and among Encore Capital Group, Inc., a Delaware corporation (“Parent”), Pinnacle Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Asset Acceptance Capital Corp., a Delaware corporation (the “Company”). All capitalized terms used in the Agreement shall have the respective meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, it is proposed that Merger Sub be merged with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company continuing as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board, acting upon the unanimous recommendation of a review committee of independent directors of the Company (the “Review Committee”), has, on the terms and subject to the conditions set forth in this Agreement, unanimously (with one director not present) (a) approved the execution and delivery of and performance under this Agreement and the Voting Agreement, (b) resolved that the transactions contemplated by this Agreement and the Voting Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL) (the “Transactions”), are advisable, fair to and in the best interests of its stockholders, (c) resolved to recommend that the Company stockholders adopt this Agreement and (d) directed that this Agreement be submitted to the Company’s stockholders for their approval and adoption in accordance with applicable law;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each, on the terms and subject to the conditions set forth in this Agreement, unanimously (a) resolved that the Transactions are advisable, fair to and in the best interests of their respective stockholders and (b) approved the execution and delivery of and performance under this Agreement, the Voting Agreement and the Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, AAC Quad-C Investors LLC (the “Supporting Stockholder”) has delivered to the Company, Parent and Merger Sub a voting agreement (the “Voting Agreement”), dated as of the date hereof, providing that the Supporting Stockholder, among other things, agrees to vote in favor of the Merger, each on the terms and subject to the conditions set forth in the Voting Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date, time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”). The Merger shall become effective upon the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the certificate of incorporation and by-laws of Merger Sub, attached hereto as Exhibit A, except that the name of the Surviving Corporation shall at the Effective Time be changed to “Asset Acceptance Capital Corp.” and as so amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6 Directors and Officers of the Surviving Corporation. Each of the parties hereto shall take all necessary action to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.7 Further Assurances. After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, in each case, in accordance with the terms hereof, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms of this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), any other securities of the Company or any shares of capital stock or other securities of Merger Sub or, except as expressly set forth herein, on the part of the Company or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub or any of their respective Subsidiaries, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall thereupon be converted automatically into, and shall thereafter represent the right to receive, the following consideration (collectively, the “Merger Consideration”):

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.2 shall be converted, subject to Section 2.5, into the right to receive an amount in cash equal to $6.50 without interest (the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) is properly made and not revoked pursuant to Section 2.2 (each, a “Stock Electing Company Share”) shall be converted, subject to Section 2.3(e) and Section 2.5, into the right to receive 0.2162 validly issued, fully paid and nonassessable shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.3(e), the “Stock Consideration”); provided, however, that no more than twenty-five percent (25%) of the issued and outstanding shares of Company Common Stock may be exchanged for shares of Parent Common Stock (the “Maximum Stock Election”) and any shares of Company Common Stock elected to be exchanged for shares of Parent Common Stock above the Maximum Stock Election shall be subject to proration as provided in Section 2.1(d) below.

(iii) Each share of Company Common Stock with respect to which neither a Cash Election nor a Stock Election has been effectively made (including withdrawn elections pursuant to Section 2.2) (each, a “Non-Electing Company Share”), shall be converted, subject to Section 2.5, into the right to receive the Cash Consideration.

(d) Proration. If holders of Company Common Stock elect to receive Stock Consideration in excess of the Maximum Stock Election, then the number of shares exchanged for Stock Consideration by each stockholder so electing will be reduced, such that the aggregate number of shares of Company Common Stock exchanged by such stockholder for shares of Parent Common Stock equals the product determined by multiplying (i) the Maximum Stock Election by (ii) the ratio that the number of shares elected to be exchanged by such stockholder bears to the total number of shares elected to be exchanged for shares of Parent Company Stock by all Company stockholders. To the extent a Company stockholder does not receive Stock Consideration for each share of Company Common Stock that such stockholder elected to be exchanged for Stock Consideration due to the proration provided in this Section 2.1(d), such stockholder shall be entitled to receive the Cash Consideration for each such remaining share of Company Common Stock not exchanged for Stock Consideration.

(e) As of the Effective Time, all such shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto, except the right to receive (i) the applicable Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2 or Section 2.3, (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), in each case without interest and subject to any applicable withholding Taxes.

Section 2.2 Election Procedures.

(a) At the time of mailing of the Proxy Statement/Prospectus to holders of record of Company Common Stock entitled to vote at the Company Stockholders Meeting (such date, the “Mailing Date”), (i) an election form, (ii) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock represented by such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree) and (iii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the applicable Merger Consideration (the material described in clauses (i) through (iii), collectively, the “Election Form”) shall be mailed to each holder of record of shares of Company Common Stock as of the record date for the Company Stockholders Meeting.

(b) Each Election Form shall permit the holder to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election, and (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to make a Stock Election. Any shares of Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the Business Day that is four (4) Business Days prior to the Closing Date (which date shall be publicly announced by Parent as soon as reasonably practicable but in no event less than five (5) Business Days prior to the Closing Date) (or such other time and date as the Company and Parent shall agree in writing) (the “Election Deadline”) shall be deemed to be Non-Electing Company Shares. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Parent shall direct the Exchange Agent to make Election Forms available as may reasonably be requested from time to time by all Persons who become holders of Company Common Stock between the record date for the Company Stockholders Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(d) Any election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed and signed Election Form prior to the Election Deadline accompanied by any Certificates and Book-Entry Shares representing shares of Company Common Stock. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become Non-Electing Company Shares; provided that a subsequent election may be made with respect to any or all of such shares of Company Common Stock prior to the Election Deadline pursuant to this Section 2.2. In addition, all Cash Elections and Stock Elections shall automatically be revoked and all Certificates and Book-Entry Shares representing shares of Company Common Stock in the custody of the Exchange Agent shall be promptly returned without charge if this Agreement is terminated in accordance with Article VII of this Agreement or otherwise upon the written request of the holder who submitted the applicable Election Form and shares of Company Common Stock.

(e) Subject to the terms of this Agreement and of the Election Form, the Exchange Agent, in consultation with both Parent and the Company, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any submitted Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Exchange Agent at the Closing. The Cash Consideration portion of such aggregate Merger Consideration deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Exchange Agent for purposes of paying the Cash Consideration portion of the aggregate Merger Consideration, subject to Section 2.3(g). No investment by the Exchange Agent of the Cash Consideration portion of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Exchange Agent lost through any investment made pursuant to this Section 2.3(a). No investment by the Exchange Agent of the Cash Consideration portion of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, additional cash or additional shares of Parent Common Stock to pay (A) the Merger Consideration as contemplated by this Article II, (B) cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.3(e) and (C) any dividends or other distributions pursuant to Section 2.3(c) without interest.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (other than any holder which has previously and properly surrendered all of its Certificates and Book-Entry Shares, as applicable, to the Exchange Agent in accordance with Section 2.2) (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock represented by such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the applicable Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the applicable Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be cancelled. If payment of such Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive (1) the applicable Merger Consideration as contemplated by this Article II, (2) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (3) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), in each case without interest and subject to any applicable withholding Taxes.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share that is a Stock Electing Company Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder pursuant to Section 2.3(e), until the holder of such Certificate or Book-Entry Share surrenders such Certificate or Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing whole shares of Parent Common Stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) on the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Transfer Books; No Further Ownership Rights in Company Common Stock. The applicable Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the applicable Merger Consideration, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.3(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates representing, or Book-Entry Shares that are, Stock Electing Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. As soon as reasonably practicable after the Effective Time, each holder of a fractional share interest will be paid an amount in cash (without interest and subject to any withholding Tax) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $30.07. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent will so notify Parent, and Parent will promptly deposit such amount with the Exchange Agent and will cause the Exchange Agent to forward payments to such holders of fractional share interests in accordance with the provisions of this Section 2.3.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(g) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, in each case without any interest thereon and subject to any applicable withholding Taxes. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person for Merger Consideration or any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Dissenting Shares. Subject to applicable Law, any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(j) Tax Treatment. The parties agree and acknowledge that the Merger will be treated as a taxable purchase of shares of Company Common Stock for the Merger Consideration (and not as a reorganization within the meaning of Section 368(a) of the Code) for United States federal, state and local income Tax purposes.

Section 2.4 Treatment of Equity Awards.

(a) Parent shall not assume any Options in connection with the Merger. Each holder of an option (an “Optionholder”) that represents the right to acquire shares of Company Common Stock granted under the Company Stock Plans which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall be provided with notice pursuant to which all outstanding Options held by such Optionholder shall become fully vested and may be exercised by such Optionholder for a period of at least fifteen (15) days prior to the Effective Time in accordance with the terms and conditions of the applicable award agreement and Company Stock Plan under which such Option was granted. To the extent that any outstanding Option is not so exercised on or prior to the

Effective Time, such Option shall be cancelled and terminated at the Effective Time in exchange for the right to receive a cash amount equal to the product of (i) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock underlying such Option; provided that if the exercise price per share of any such Option is equal to or greater than the Cash Consideration, such Option shall be canceled without any payment or other consideration being made in respect thereof.

(b) Immediately prior to the Effective Time, each restricted stock unit with respect to shares of Company Common Stock granted under the Company Stock Plans (“Company RSUs”) that is outstanding immediately prior to the Effective Time and each outstanding deferred stock unit (“Company DSUs” and together with the Company RSUs, collectively, the “Company Stock Units”) shall be cancelled and entitle the holder thereof to receive from the Company, in full settlement of such Company Stock Units, a cash amount equal to the product of (i) the Cash Consideration and (ii) the total number of shares of Company Common Stock subject to such Company Stock Units (using, if applicable, the goal (100%) level of achievement under the respective award agreement to determine such number).

(c) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.4. All payments required under this Section 2.4 shall be made at the Effective Time.

(d) At or prior to the Effective Time, the Company, the Company Board (or the appropriate committee thereof), shall adopt any resolutions and shall cause the Company to take any actions that may be necessary to effectuate the provisions of clauses (a) and (b) of this Section 2.4 and to terminate, as of the Effective Time, all Company Stock Plans, and no further Options, Company RSUs or Company DSUs or other rights with respect to Company Common Stock shall be granted thereunder.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the exchange ratios and any other similarly dependent items shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who (a) is entitled to demand and properly demands appraisal of such shares pursuant to and (b) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the applicable Merger Consideration (the “Dissenting

Shares”), but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right to appraisal, or if appraisal rights are unavailable to the Company’s stockholders pursuant to Section 262 of the DGCL in connection with the Transactions, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon and less any applicable withholding Taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct, in each case at its own expense, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands prior to the Effective Time.

Section 2.7 Withholding Taxes. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, the Surviving Corporation or the Exchange Agent, such information shall be requested prior to any such withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or except as set forth in (or incorporated by reference in) any of the Company SEC Documents filed after December 31, 2011 and prior to the date of this Agreement (other than any non-Company specific disclosures set forth under the heading “Risk Factors” and any non-Company specific disclosures set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature, and provided that no such disclosure set forth in the Company SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Section 3.2 (Capitalization), Section 3.3(a) (Authority), Section 3.3(b)(i) (Non-Contravention) and Section 3.4 (Governmental Approvals)):

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b) For each Subsidiary of the Company, Section 3.1(b) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation or organization, each jurisdiction in which such Subsidiary is qualified to do business, the issued and authorized capitalization of such Subsidiary and the record holders of such Subsidiary’s equity securities. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite limited liability company power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, other than the Permitted Liens and such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable securities Laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights or rights of first refusal or similar rights with respect to any Subsidiary Securities.

(c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, in each case as amended to the date of this Agreement (the “Company Charter Documents”), and the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary of the Company, in each case as amended to the date of this Agreement.

Section 3.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on March 5, 2013, (a) 30,782,076 shares of Company Common Stock were issued and outstanding, (b) 2,676,980 shares of Company Common Stock were held by the Company in its treasury, (c) 1,221,095 shares of Company Common Stock were issuable upon exercise of outstanding Options under the Company Stock Plans, (d) 406,919 shares of Company Common Stock were subject to the Company RSUs under the Company Stock Plans (including the goal (100%) level of achievement under the respective award agreement for Company RSUs that vest based on performance), (e) 66,359 shares of Company Common Stock were subject to Company DSUs and (f) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 3.2, at the close of business on March 5, 2013, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. Since March 5, 2013, the Company has not issued any Company Securities other than shares of Company Common Stock upon the exercise of Options outstanding on March 5, 2013. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights or rights of first refusal or similar rights with respect to any Company Securities. Section 3.2 of the Company Disclosure Schedule sets forth a list of all outstanding Options and Company Stock Units, the name of each holder of such Options and Company Stock Units and the exercise price of each Option.

Section 3.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by the Company Board and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in loss of any benefit or the imposition of any additional payment or liability under, any Contract to which the Company or any Subsidiary is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not have a Company Material Adverse Effect.

(c) The Company Board, at a meeting duly called and held and acting upon the unanimous recommendation of the Review Committee, has unanimously (with one director not present) (i) approved and declared advisable this Agreement, the Voting Agreement and the Transactions, including the Merger, (ii) determined that this Agreement, the Voting Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the Transactions, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting and (v) resolved, subject to Section 5.3, to recommend that stockholders of the Company adopt this Agreement.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) and of Parent’s registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4 by the SEC, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of Nasdaq and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports and proxy statements required to be filed or furnished since January 1, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor any of its Subsidiaries has received from the SEC any written comments or questions with respect to any of the Company SEC Documents or any written notice from the SEC that such Company SEC Documents are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC of any Company SEC Documents. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 or any amendment or supplement thereto will, at the time such Form S-4 or any amendment or supplement thereto is filed with the SEC or at the time such Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to holders of Company Common Stock and at the time of the Company Stockholders Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. When filed, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

(c) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP (subject to normal year-end adjustments in the case of any unaudited interim financial statements that were not, or are not expected to be, material in amount). Since January 1, 2011, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The principal executive officer and principal financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective.

(e) To the Knowledge of the Company, there are no (and none of the Company’s independent auditors has identified to the Company Board or the Company’s senior management any) (i) significant deficiencies or material weaknesses in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) instances of fraud, whether or not material, committed by the Company’s senior management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) written claims or allegations regarding any of the foregoing.

(f) The Company is in compliance in all material respects with the applicable corporate governance rules and regulations of Nasdaq.

(g) Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in Section 3.5(g) of the Company Disclosure Schedule, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that individually or in the aggregate would not have a Company Material Adverse Effect or (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions.

Section 3.6 Absence of Certain Changes. Between January 1, 2013 and the date of this Agreement, (a) except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any (i) fact, change, event, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of clauses (iv), (v), (vii)(B), (xi) or (xv) of Section 5.1(a) and (c) the Company and its Subsidiaries have not acquired any defaulted or charged-off accounts receivable portfolios other than those that have previously disclosed to Parent in the “data room” maintained by or on behalf of the Company in connection with the process leading to the execution of this Agreement.

Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, claim, suit or action against the Company or any of its Subsidiaries that (a) involves any Governmental Authority as a party thereto, (b) is a consumer class action or (c) if resolved in a manner adverse to the Company and its Subsidiaries, would reasonably be expected to result (based on the advice of the Company’s or its Subsidiaries counsel prior to the date hereof) in (x) an aggregate liability in excess of $1,000,000 or (y) the imposition on the Company or its Subsidiaries of any material (i)

injunctive or other non-monetary relief, or (ii) legal restraint on or limitation on the Company’s ability to operate the business of the Company and its Subsidiaries (taken as a whole) in substantially the same manner as operated immediately prior to the date hereof. There is no pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, claim, suit or action against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits.

(a) Except with respect to the matters described in Section 3.5, Section 3.9, Section 3.10 and Section 3.11, which are excluded from the provisions of this Section 3.8, the Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance in all material respects with all laws, statutes, ordinances, codes, rules, regulations, decrees (including the Consent Decree) judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, including all laws relating to the collection of debts. Since January 1, 2011, neither the Company nor any of its Subsidiaries has (i) received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority responsible for consumer protection or licensing, in each case related to debt collection practices, relating to the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company (x) received any written notice from any Governmental Authority responsible for consumer protection or licensing, in each case related to debt collection practices, alleging a violation by the Company or any of its Subsidiaries of any applicable Law, (y) provided any written notice to any Governmental Authority responsible for consumer protection or licensing, in each case related to debt collection practices, regarding any violation by the Company or any of its Subsidiaries of any applicable Law or (z) received from or provided to any other Governmental Authority any written notice regarding an alleged violation by the Company or any of its Subsidiaries of an applicable Law which, in each case, individually or in the aggregate, could be materially adverse to the Company and its Subsidiaries taken as a whole, and no such notice referred to in clauses (i), (ii) or (iii) of this Section 3.8(a) remains outstanding or unresolved as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is subject to any material injunction, order, judgment, ruling or decree of any Governmental Authority.

(b) The Company and each of its Subsidiaries hold (and are, and since January 1, 2011 have been, in compliance in all material respects with) all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted which are necessary for the Company and its Subsidiaries to operate their respective businesses as currently operated (collectively, the “Company Permits”). There has occurred no material violation of, material default under or event (in each case with or without notice or lapse of time or both) giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor, to the Knowledge of the Company, would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions, and no suspension or cancellation of any such Company Permits is pending or, to the Knowledge of the Company, threatened. Since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (i) any material violation by the Company or any of its

Subsidiaries of any Company Permits or the failure to have any required Company Permits or (ii) any revocation, cancellation or termination of any Company Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

Section 3.9 Tax Matters.

(a) Each of the Company and its Subsidiaries has (i) timely filed, or has caused to be timely filed on its behalf, taking into account any extension of time within which to file, all Tax Returns required to be filed by it in each jurisdiction in which they are required to be filed, and all such filed Tax Returns are correct and complete in all material respects, and have been completed in accordance with applicable Laws in all material respects, (ii) duly paid all material Taxes that are due (whether or not shown on any Tax Return), (iii) duly withheld and paid all material Taxes required by applicable Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party and (iv) complied with all information reporting and back-up withholding requirements, and have maintained all required records with respect thereto. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents. No audit or other administrative or court proceedings are pending or being conducted with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice indicating an intent to open an audit or otherwise review has been received. Neither the Company nor any Subsidiary has incurred any material liabilities for Taxes since the Balance Sheet Date other than in the ordinary course of business and consistent with past practices. There are no Liens for material Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Permitted Liens for Taxes.

(b) Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending before any Taxing authority.

(c) No written claim has been made by any Taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of Taxes or, under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or otherwise, is liable for the unpaid Taxes of any entity other than the Company or a Subsidiary (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(e) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing

Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(f) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction during the last two (2) years which the parties treated as a distribution to which Section 355 of the Code applied.

(h) For purposes of this Agreement, (i) “Taxes” shall mean (A) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, escheat, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group for any period (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of applicable Laws (including any arrangement for group or consortium relief or similar arrangement)) and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or by operation of law; and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Notwithstanding any other provisions of this Agreement, this Section 3.9 and Section 3.5 and Section 3.10 constitutes the sole and exclusive representation or warranty of the Company relating to Tax matters, including compliance with Laws relating thereto.

Section 3.10 Employee Benefits Matters. Section 3.10 of the Company Disclosure Schedule lists each Company Plan. The Company has made available to Parent correct and complete copies of (a) the current plan document for each Company Plan, (b) the most recent annual reports on Form 5500 as filed with respect to each Company Plan (if any such report was required), (c) the most recent summary plan description for each Company Plan for which such summary plan description is required and (d) each trust agreement and material insurance contract relating to any Company Plan. Each Company Plan has been maintained, funded and administered, in form and operation, in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no pending or, to the Knowledge of the Company, threatened claims, suits, audits or investigations (other than claims for benefits in the ordinary course) with respect to any Company Plans that would reasonably be expected to result in a liability to the Company and its Subsidiaries (taken as a whole) individually or in the aggregate in excess of $250,000. Each Company Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) and that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) is covered by a current favorable determination letter from the IRS or is the subject of a pending, timely filed application therefor, and no circumstance exists that would be reasonably expected to result in the revocation of any such determination letter or the refusal by the IRS to approve any such application. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan. Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to or has or would reasonably be expected to have any current or contingent liability or obligation (directly or indirectly) under or with respect to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or section 412 of the Code. Except as set forth on Section 3.10 of the Company Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to severance pay, or a transaction or retention bonus, unemployment compensation or any other payment or additional compensation, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or independent contractor. Except as set forth on Section 3.10 of the Company Disclosure Schedule, no Company Plan provides (or would reasonably be expected to require the Company or any of its Subsidiaries to provide) any post-employment health care coverage or, to the Knowledge of the Company, other welfare benefits except as specifically required by applicable Laws. No amount paid or which may become payable under any Company Plan or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries has or would be reasonably expected to have any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code. No amounts that have been paid or that may become payable under any Company Plan would reasonably be expected to become subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Notwithstanding any other provisions of this Agreement, this Section 3.10 and Section 3.5 and Section 3.20 constitutes the sole and exclusive representation and warranty of the Company relating to pension and employee benefit or liabilities or obligations, including compliance with Laws relating thereto.

Section 3.11 Environmental Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is, and since January 1, 2011 has been, in compliance in all respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, and (b) there is no, and since January 1, 2011 there has not been, any investigation, suit, claim or action relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material). Notwithstanding any other provisions of this Agreement, this Section 3.11 constitutes the sole and exclusive representation and warranty of the Company relating to environmental matters, including compliance with Laws relating thereto.

Section 3.12 Intellectual Property. Section 3.12 of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all (i) Intellectual Property owned or licensed by the Company or its Subsidiaries (“Company IP”) that is the subject of any issuance, registration, certificate or application by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing, and (ii) material unregistered Company IP (other than trade secrets). To the Knowledge of the Company, the Company and its Subsidiaries’ rights in the Company IP are valid, subsisting and enforceable. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets. Section 3.12 of the Company Disclosure Schedule contains a complete and accurate list of all material Contracts relating to material Company IP (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries) (“Company IP Agreements”). Except as may be limited by the Bankruptcy and Equity Exception, all Company IP Agreements are valid and binding against the Company or the applicable Subsidiary party thereto, and to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party has violated any provision of, or committed or failed to perform any act which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or such third party under, any Company IP Agreement. The conduct of the Company’s business as currently conducted does not infringe or otherwise violate in any material respect any Person’s Intellectual Property, (b) there is no pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, claim, suit or action regarding such infringement against the Company or any of its Subsidiaries, (c) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company and (d) no legal or administrative proceeding, claim, suit or action regarding such infringement or other violation is pending or, to the Knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries. Notwithstanding any other provisions of this Agreement, this Section 3.12 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.

Section 3.13 Absence of Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

(b) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.14 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation is applicable to the Agreement, the Voting Agreement or the Transactions.

Section 3.14 Property. The Company does not own any real property. Section 3.14 of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate (the “Leased Real Property”, and the leases or subleases for such Leased Real Property being referred to as the “Leases”). The Company has made available to Parent a true and complete copy of each of the Leases. Except as may be limited by the Bankruptcy and Equity Exception, all Leases are valid and binding against the Company or the applicable Subsidiary party thereto, free and clear of all Liens and Encumbrances (except in all cases for Permitted Liens and Permitted Encumbrances) and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party has violated any material provision of, or committed or failed to perform any act which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or such third party under, such Lease.

Section 3.15 Contracts.

(a) Except as attached as exhibits to the Company SEC Documents, Section 3.15 of the Company Disclosure Schedule lists each of the following Contracts (and all material amendments, modifications and supplements thereto and all material side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective material properties or assets are bound (each such Contract, and each “material contract” filed as an exhibit to the Company SEC Documents, a “Material Contract”):

(i) any agreement or indenture relating to the borrowing of money or any guarantee of any such borrowing which involves more than $1,000,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions;

(ii) any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement entered into with any Person other than the Company or any of its Subsidiaries;

(iii) any agreement for the acquisition, merger or sale or similar transaction involving any business of the Company or any of its Subsidiaries or acquisition of defaulted or charged-off accounts receivable portfolios from consumer credit originators by the Company or any Subsidiary (A) for aggregate consideration under such agreement in excess of $500,000 or (B) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company;

(iv) any collective bargaining agreements, memoranda of understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its affiliates or their employees;

(v) any Contract that obligates the Company or its Subsidiaries to make any capital commitment or capital expenditure in excess of $500,000 in the aggregate;

(vi) any employment, consulting, deferred compensation, change of control, severance or other similar agreement which contains a change of control or “golden parachute” provision or that otherwise provides for base salary or base compensation in any fiscal year that is equal to or greater than $150,000;

(vii) any Contract with any Governmental Authority;

(viii) any Contract that contains any covenant granting “most favored nation” status that, following the Transactions, would apply to or be affected by actions taken by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates;

(ix) any Contract that contains any covenant that (x) limits the ability of the Company or any of its Subsidiaries (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (y) would require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries), or (z) prohibits or limits in any material respect the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective material Intellectual Property rights;

(x) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any assets that have a fair market value or purchase price of more than $250,000;

(xi) any other agreement to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligations in excess of $500,000 annually other than any such agreement with any third party debt collection agency or law firm collection agreement;

(xii) any Contract to which any directors, executive officers (as such term is defined the Exchange Act) or 5% stockholders of the Company or, to the Knowledge of the Company, any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members is a party;

(xiii) any Contract that requires a consent to consummate the Transactions, if the failure to obtain such consent would or would reasonably be expected to prevent or materially delay the consummation of the Transactions in accordance with the terms of this Agreement; and

(xiv) any Contract which is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed in all material respects all obligations required to be performed by it under each Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible material violation or material breach of or material default under, or intention to cancel or modify, any Material Contract.

Section 3.16 Opinion of Financial Advisor. The Review Committee and the Company Board has received the opinion of William Blair & Company, L.L.C., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock.

Section 3.17 Brokers and Other Advisors. Except for William Blair & Company, L.L.C., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a true and complete copy of its agreement with William Blair & Company, L.L.C.

Section 3.18 Company Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 3.19 Share Ownership. The Company has not been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of Parent, as defined in Section 203 of the DGCL. As of the date of this Agreement, neither the Company nor its

Subsidiaries own (directly or indirectly, beneficially or of record) any shares of capital stock of Parent and neither the Company nor its Subsidiaries hold any rights to acquire any shares of capital stock of Parent except pursuant to this Agreement.

Section 3.20 Employment Law Matters. The Company and each of its Subsidiaries is, and since January 1, 2011 has been, in compliance in all material respects with all applicable Laws relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee; (y) any employee leased from another employer; or (z) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority which primarily relates to employment matters. Since January 1, 2011, there have been no strikes, slowdowns, work stoppages, lockouts or other material labor disputes with respect to any employees of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1998, as amended, and similar state Laws (collectively, “WARN”). In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, and (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries. Except as set forth on Section 3.20 of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement with the Company or any of its Subsidiaries for a specified length of time and each is employed “at will.”

Section 3.21 Insurance. Section 3.21 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company and its Subsidiaries (the “Company Insurance Policies”). All of the Company Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies. Set forth on Section 3.21 of the Company Disclosure Schedule is a true and complete list of all currently outstanding claims made by the Company and its Subsidiaries under the Company Insurance Policies. Neither the Company nor any of its Subsidiaries has failed to timely report any claim under a Company Insurance Policy, except where such failure to timely report would not result in a material liability. There has been no reservation of rights by any insurance carrier, and to the Knowledge of the Company, no such reservation is threatened, concerning the coverage of the Company with respect to any matter required to be disclosed pursuant to this Section 3.21. Since January 1, 2011 neither the Company nor any Subsidiary has been denied insurance coverage by any insurance carrier.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company, except as disclosed in the disclosure schedule delivered by the Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) or except as set forth in (or incorporated by reference in) any of the Parent SEC Documents filed after December 31, 2011 and prior to the date of this Agreement (other than any non-Parent specific disclosures set forth under the heading “Risk Factors” and any non-Parent specific disclosures set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature, and provided that no such disclosure set forth in the Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Section 4.2 (Capitalization), Section 4.3(a) (Authority), Section 4.3(b)(i) (Non-Contravention) and Section 4.4 (Governmental Approvals)):

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

(b) Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite limited liability company power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by Parent free and clear of all liens, pledges, security interests and transfer restrictions, other than the Permitted Liens and such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws. There are no outstanding (i) securities of

Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from Parent or any of its Subsidiaries, or that obligate Parent or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (iii) obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of Parent (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of Parent, being referred to collectively as “Parent Subsidiary Securities”) or (iv) other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Subsidiary Securities. There are no Contracts of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights or rights of first refusal or similar rights with respect to any Parent Subsidiary Securities.

(c) Parent has made available to the Company complete and correct copies of the certificate of incorporation and by-laws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement (the “Parent Charter Documents”).

Section 4.2 Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of convertible preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on March 5, 2013, (a) 23,447,313 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Common Stock were held by Parent in its treasury, (c) 1,927,259 shares of Parent Common Stock were issuable upon exercise of outstanding options to acquire Parent Common Stock under the Parent Stock Plans, (d) 708,163 shares of Parent Common Stock were subject to restricted stock unit awards outstanding under the Parent Stock Plans and (e) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 4.2, as of the date set forth above, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent to make any payments based on the price or value of the Parent Securities. There are no outstanding Contracts of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights or rights of first refusal or similar rights with respect to any Parent Securities.

Section 4.3 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the Merger Sub Board) and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.4 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in loss of any benefit or the imposition of any additional payment or liability under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not have a Parent Material Adverse Effect.

(c) No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and approve the Transactions.

Section 4.4 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement/Prospectus and of the Form S-4, and declaration of effectiveness of the Form S-4 by the SEC, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, the rules of Nasdaq and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not have a Parent Material Adverse Effect.

Section 4.5 Parent SEC Documents; Undisclosed Liabilities.

(a) Parent has filed with or furnished to the SEC, on a timely basis, all registration statements, reports and proxy statements required to be filed or furnished since January 1, 2011, and, after the date of this Agreement and until the Effective Time, Parent will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under applicable Law at or prior to the time so required (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Parent SEC Documents), or in the case of amendments thereto, as of the last such amendment, the Parent SEC Documents complied, or will comply, as the case may be, as of its filing date, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, or will contain, as the case may be, any untrue statement of a material fact or omitted, or will omit, as the case may be, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received from the SEC any written comments or questions with respect to any of the Parent SEC Documents or any written notice from the SEC that such Parent SEC Documents are being reviewed or investigated, and, to the Knowledge of Parent, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC of any Parent SEC Documents. The principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer or principal financial officer of Parent) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. None of Parent’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 or any amendment or supplement thereto will, at the time such Form S-4 or any amendment or supplement thereto is filed with the SEC or at the time such Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to holders of Company Common Stock and at the time of the Company Stockholders Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. When filed, the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

(c) Except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Parent included in the Parent SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly in all material respects, the consolidated financial position of the Parent and its Subsidiaries, and the results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP (subject to normal year-end adjustments in the case of any unaudited interim financial statements that were not, or are not expected to be, material in amount). Since January 1, 2011, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(d) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The principal executive officer and principal financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective.

(e) Parent is in compliance in all material respects with the applicable corporate governance rules and regulations of Nasdaq.

(f) Neither the Parent nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Parent prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect or (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions.

Section 4.6 Absence of Certain Changes. Between January 1, 2013 and the date of this Agreement, (a) except in connection with the Transactions, the business of the Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any fact, change, event, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 Legal Proceedings. Except for matters that, individually or in the aggregate, have not had a Parent Material Adverse Effect, (a) there is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit or action against Parent or any of its Subsidiaries and (b) neither Parent nor any of its Subsidiaries is subject to any injunction, order, judgment, ruling or decree of any Governmental Authority.

Section 4.8 Compliance With Laws; Permits.

(a) Except for instances of non-compliance that, individually or in the aggregate, would not have a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all Laws applicable to Parent or any of its Subsidiaries, including all laws relating to the collection of debts. Except for instances that, individually or in the aggregate, would not have a Parent Material Adverse Effect, since January 1, 2011, neither Parent nor any of its Subsidiaries has (i) received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to Parent or any of its Subsidiaries, (ii) received any written notice from any Governmental Authority alleging or relating to a possible violation by Parent or any of its Subsidiaries of any applicable Law, or (iii) provided any written notice to any Governmental Authority regarding any violation by Parent or any of its Subsidiaries of any applicable Law, and no such notice referred to in clause (i), (ii) or (iii) of this Section 4.8 remains outstanding or unresolved as of the date of this Agreement.

(b) Except as would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold, and are, and since January 1, 2011 have been, in compliance with, all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Parent Permits”). There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Parent Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions, and no suspension or cancellation of any such Parent Permits is pending or, to the Knowledge of Parent, threatened, except for such noncompliance, suspensions or cancellations that would not have a Parent Material Adverse Effect. Except for instances that, individually or in the aggregate, would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any violation by Parent or any of its Subsidiaries of any Parent Permits or the failure to have any required Parent Permits, or (b) any revocation, cancellation or termination of any Parent Permits held by Parent or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

Section 4.9 Contracts. Except for matters that would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound that is listed as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2012 (each such Contract a “Parent Material Contract”) is valid and binding on Parent and any of its Subsidiaries to the extent Parent or such Subsidiary is a party thereto, as applicable, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), (ii) Parent and each of its Subsidiaries, and, to the Knowledge of Parent, any other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract, (iii) no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, except where such breach or default would not have a Parent Material Adverse Effect and (iv) neither Parent nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.

Section 4.10 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and upon consummation of the Transactions will be validly issued, fully paid and nonassessable and free and clear of all Liens.

Section 4.11 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.12 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed on March 4, 2013 solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.13 Sufficient Funds. As and when needed (including at the Closing and all times thereafter), Parent shall have sufficient cash, marketable securities and other sources of immediately available funds necessary to consummate the Transactions on the terms contemplated by this Agreement, including any amounts payable pursuant to the refinancing of any outstanding Indebtedness of the Company and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the

Transactions, and there is no restriction on the use of such cash for such purposes. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.14 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Subsidiaries holds any rights to acquire directly or indirectly any shares of capital stock of the Company except pursuant to this Agreement and the Voting Agreement.

Section 4.15 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent in this Article IV, none of Parent, Merger Sub or any other Person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), each of the Company and each of its Subsidiaries shall conduct its business in the usual, regular and ordinary course and in all material respects consistent with past practice and use all reasonable efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Options outstanding prior to the date hereof;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof and set forth on Section 5.1(a) of the Company Disclosure Schedule or (B) in connection with withholding to satisfy Tax obligations with respect to Options and the Company Stock Units, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) (A) incur any Indebtedness, except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness the availability of which will expire pursuant to its terms on before the End Date, (2) for borrowed money incurred in the ordinary course of business consistent (including with regard to underwriting targets) with past practice to acquire any defaulted or charged-off accounts receivable portfolios, which, for the avoidance of doubt, shall mean defaulted or charged-off accounts receivable portfolios reasonably expected to have a net, unlevered ten percent (10%) internal rate of return assuming an eleven and four-tenths percent (11.4%) allocation of the Company’s overhead costs, in addition to appropriate variable costs, related to such acquisitions (a “Permitted Portfolio Acquisition”) and, in any event, not above (x) the limits set forth in the Company’s Amended and Restated Credit Agreement dated November 14, 2011, between the Company, JPMorgan Chase Bank, N.A. and the other lenders thereto and (y) the amounts contemplated by the 2013 Company Plan, a copy of which is attached hereto as part of Section 5.1(a) of the Company Disclosure Schedule, or (3) among the Company and any of its wholly-owned Subsidiaries or among any of such Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person except for advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (D) except in connection with any Permitted Portfolio Acquisition or pursuant to the terms of any Contract providing for Indebtedness existing as of the date of this Agreement or Indebtedness otherwise permitted to be incurred pursuant to this Section 5.1(a)(iv), mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(v) sell any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business (it being acknowledged that the Company and its Subsidiaries do not sell defaulted or charged-off accounts in the ordinary course and shall not sell any defaulted or charged-off accounts between the date hereof and the Effective Time), (B) pursuant to Contracts in force on the date of this Agreement and set forth on Section 5.1(a)

of the Company Disclosure Schedule, (C) abandonments or other dispositions of inventory, equipment or other assets that are no longer material to the conduct of the business of the Company or any of its Subsidiaries or (D) transfers among the Company and its Subsidiaries;

(vi) make capital expenditures other than as budgeted (both as to time and amount) in the 2013 Company Plan (except with respect to budgeted amounts for July 2013, which shall not exceed $568,000);

(vii) make any acquisition (including by merger) of (A) the capital stock or a material portion of the assets of any other Person, except pursuant to Contracts in force on the date of this Agreement and set forth on Section 5.1(a) of the Company Disclosure Schedule or (B) any defaulted or charged-off accounts receivable portfolios (other than Permitted Portfolio Acquisitions (x) in any calendar month ending after the date hereof in an aggregate amount not in excess of $23,000,000 per month and (y) in any three-consecutive-calendar month period commencing after the date hereof in an aggregate amount not in excess of $45,000,000);

(viii) increase in any respect the compensation of any of its (A) directors or executive officers, except as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect on the date of this Agreement or (B) other employees, other than increases in salaries, wages and benefits of employees (other than executive officer and directors) made in the ordinary course of business consistent with past practice in connection with the Company’s annual or quarterly compensation review cycle (provided that payments of cash bonuses and other cash grants and cash awards made in the ordinary course consistent with past practice shall not constitute an increase in compensation);

(ix) hire employees or independent contractors, in each case, with aggregate annual compensation in excess of $150,000, except to fill vacancies existing as of the date hereof and to replace departed employees and independent contractors;

(x) except to the extent required to comply with applicable Law or the existing terms of any Company Plan previously disclosed to Parent: (A) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee, (B) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (C) enter into or amend any Company Plan, (D) establish, adopt or amend any collective bargaining agreement or any Company Plan, (E) pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee, or (F) pay any benefit not required by any plan or arrangement as in effect as of the date hereof, other than, with respect to non-officer employees, in the ordinary course of business consistent with past practice;

(xi) make any change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xii) amend the Company Charter Documents or organizational documents of any Subsidiary of the Company;

(xiii) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xiv) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xv) except as reasonably contemplated by the scope of the 2013 Company Plan, change in any material respect (A) its collection strategy offered to consumers, including discount or settlement rates, (B) the frequency of mail volumes and telephone calls to consumers or change the percentage of legal suits to collect amounts owed by consumers; (C) the commission structure offered to third party agencies and law firms; (D) its current practice of recalling of accounts from law firms; or (E) the commission structure of Company Employees acting as collection agents;

(xvi) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any (A) Material Contract or any other Contract that, if in effect as of the date hereof, would constitute a Material Contract, (B) Contract with a third party agency or law firm; (C) Contract with a data vendor; or (D) existing portfolio purchase and sale Contracts;

(xvii) (A) make or change any material Tax election, (B) file any material amended Tax Return, (C) agree to any material adjustment of any Tax attribute, (D) change (or make a request to any Governmental Authority to change) any of its methods of reporting income or deductions for federal income Tax purposes, (E) file any claim for a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that would reasonably be expected to adversely affect Parent’s Tax liability, (G) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax or enter into any material closing agreement that would reasonably be expected to adversely affect Parent’s Tax liability for any taxable period beginning on or after the Effective Time or otherwise, or (H) enter into a Tax sharing, indemnification or allocation agreement (other than any Contract the primary purpose of which is not the sharing of Taxes);

(xviii) settle or enter into any settlement agreement with respect to any outstanding litigation or other dispute, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation or other dispute with any party (other than a Governmental Authority) where (A) the aggregate cash amount payable by the Company or its

Subsidiaries as a result of such settlement does not exceed $100,000 and (B) the terms of such settlement or settlement agreement (not involving the payment of money) do not require the taking (or omission) of any action by the Company or any of its Subsidiaries which is materially inconsistent with past practice regarding actions (not involving the payment of money) taken or omitted to be taken by any of them in connection with settlements and settlement agreements relating to substantially similar litigation, claims, suits, proceedings or other disputes;

(xix) enter into any new line of business; or

(xx) agree in writing to take any of the foregoing actions.

(b) Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions.

Section 5.2 Preparation of the Proxy Statement/Prospectus; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within fifteen (15) Business Days of the date hereof), Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as Parent’s prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Transactions. The Company will cause the Proxy Statement/Prospectus together with the Election Form to be mailed to the Company’s stockholders as promptly as reasonably practicable (and in no event more than five (5) Business Days) after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall not apply to any filings with the SEC deemed to supplement the Form S-4 or any document which forms a part thereof through its incorporation by reference therein or with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. Parent or the Company, as applicable, will advise the other party promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If, at any time prior to the Effective Time, any information relating to

Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b) The Company shall, as soon as reasonably possible after the Form S-4 has been declared effective, duly give notice of, convene and hold a meeting of its stockholders to consider the approval of the Transactions and such other matters as may be then legally required (including any adjournment or postponement thereof, the “Company Stockholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholders Meeting if the Company Board (or a duly authorized committee thereof), after consultation with outside legal counsel, reasonably determines that failure to delay or postpone the Company Stockholders Meeting would reasonably be expected to be a breach of its fiduciary duties under applicable Law.

(c) The Company shall, through the Company Board (or the Review Committee or other duly authorized committee of the Company Board), but subject to the right of the Company Board (or the Review Committee or other duly authorized committee of the Company Board) to make a Company Adverse Recommendation Change pursuant to Section 5.3, (i) recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement/Prospectus.

Section 5.3 Solicitation; Change in Recommendation.

(a) Subject to Section 5.3(c), the Company shall, and shall cause its and its Subsidiaries, directors, officers and employees to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore with respect to any Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person prior to the date hereof with respect to any Takeover Proposal or potential Takeover Proposal, and (iii) terminate the access granted prior to the date hereof of any Persons (other than Parent and its Representatives) to any “data room” hosted by the Company or any of its Subsidiaries or Representatives relating to any Takeover Proposal.

(b) Subject to Section 5.3(c) and except as otherwise permitted by this Section 5.3, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its and its Subsidiaries, directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or consummation of any Takeover Proposal or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any material non-public information in connection with, any Takeover Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a) or Section 5.3(b), Parent and Merger Sub hereby agree that, from the date hereof until 11:59 p.m. New York City time on the later of (x) March 27, 2013 (the “Go Shop End Date”) and (y) if an Excluded Party submits a Superior Proposal on or before the Go Shop End Date, 11:59 p.m. New York City time on the date on which the SP Notice Period with respect to that Superior Proposal expires (such later date, the “Excluded Party End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate, encourage and facilitate, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements (provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives) and (ii) enter into, or otherwise participate in discussions or negotiations with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that could lead to a Takeover Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations, in each case with any Excluded Party.

(d) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Subsidiaries, or any of its or their respective Representatives receives a written Takeover Proposal from any Person or group of Persons which Takeover Proposal was made on or after the date hereof and did not result from a material breach of this Section 5.3, the Company, the Company Board (or the Review Committee or other duly authorized committee of the Company Board) and their Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Company Board (or the Review Committee or other duly authorized committee of the Company Board) determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and that the failure to engage in negotiations and discussions with, or furnish any information and other access to, such Person would reasonably be expected to be a breach of its fiduciary duties under applicable Law; provided that prior to furnishing any material non-public information to any such Person, the Company receives from the Person making such Takeover Proposal an Acceptable Confidentiality Agreement. The Company shall promptly (and in any event within 48 hours of receipt) notify Parent of any Takeover Proposal, together with a description of the material terms and conditions of such Takeover Proposal, the identity of the Person or group making any such Takeover Proposal and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent reasonably informed on a timely basis (including within 48 hours after the occurrence of any material amendment, modification, development, discussion or negotiation relating to any such Takeover Proposal) of the status and material details of any such Takeover Proposal. The Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to such Person (to the extent such information was not previously provided to Parent or its Representatives). Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.3(g), in no event shall Parent (whether pursuant to Section 7.1(c)(ii)(B) or otherwise) make more than one (1) request to the Company Board (or the Review Committee or other duly authorized committee of the Company Board) to publicly reaffirm its approval and recommendation of the Merger and this Agreement in respect of (x) each Takeover Proposal and (y) each material amendment to or modification of a Takeover Proposal.

(e) Except as otherwise provided in Section 5.3(f), the Company Board shall not (i)(A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, or (B) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement).

(f) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval the Company Board (or the Review Committee or other duly authorized committee of the Company Board) may make a Company Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if:

(i) the Company Board (or the Review Committee or other duly authorized committee of the Company Board) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.4(f));

(ii) solely with respect to a Superior Proposal: (A) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii), together with a copy of the acquisition agreement (and any other relevant transaction documents) with respect to such Superior Proposal, if any, at least three (3) Business Days (such period, as it may be extended in accordance with this Section 5.3(f), the “SP Notice Period”) prior to taking such action, to the effect that the Company Board (or the Review Committee or other duly authorized committee of the Company Board) has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board (or the Review Committee or other duly authorized committee of the Company Board) has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the material terms of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Company Adverse Recommendation Change and that any material revision or amendment to the terms of such Superior Proposal shall require a new notice, which notice shall cause the SP Notice Period to run for three (3) Business Day from the date of such new notice); (B) during the SP Notice Period, if requested by Parent, the Company shall have made its Representatives reasonably available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement so that such Takeover Proposal would cease to constitute a Superior Proposal; (C) Parent has not, within the SP Notice Period, made a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement such that such Takeover Proposal would cease to constitute a Superior Proposal and (D) the Company Board (or the Review Committee or other duly authorized committee of the Company Board), after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal; and

(iii) solely with respect to any Intervening Event: (A) at least three (3) Business Days (such period, the “IE Notice Period” and, together with the SP Notice Period, the “Notice Period”) before making a Company Adverse Recommendation Change with respect to such Intervening Event, the Company notifies Parent in writing of its intention to do so, specifies the reasons therefor and provides a description of such Intervening Event; and (B) if Parent makes a written, binding and irrevocable offer capable of being accepted by the Company during the IE Notice Period to alter the terms or conditions of this Agreement, the Company Board (or the Review Committee or other duly authorized committee of the Company Board), after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable Law.

During any Notice Period prior to its effecting a Company Board Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall instruct and use its reasonable best efforts to cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by Parent.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or the Review Committee or other duly authorized committee of the Company Board) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board (or the Review Committee or other duly authorized committee of the Company Board) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the

Exchange Act (or any similar communication to the stockholders of the Company); provided, however, that notwithstanding anything in this Section 5.3(g), the Company Board shall not make a Company Adverse Recommendation Change except in accordance with Section 5.3(f); and provided, further, however, that if any such statement or disclosure made by the Company pursuant to clauses (i) or (ii) above contains anything beyond a factually accurate statement or a statement that would reasonably be expected to be materially adverse to Parent’s or the Company’s ability to consummate the Transactions, Parent shall be entitled to request in writing that the Company Board publicly reaffirms the Company Board Recommendation and it shall be deemed to be a Company Adverse Recommendation Change if the Company Board fails to do so within five (5) Business Days of the date of such request. Any requests for reaffirmation of the Company Board Recommendation pursuant to this Section 5.3(g) shall not count as a request by Parent for purposes of the last sentence of Section 5.3(d). No disclosures permitted under this Section 5.3(g) shall be, in themselves, a breach of Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII. Notwithstanding this Section 5.3 or any other provision of this Agreement to the contrary, at any time prior to the receipt of Company Stockholder Approval, the Company Board (or the Review Committee or other duly authorized committee of the Company Board) may grant a waiver or release under, or determine not to enforce any standstill agreement of the Company (other than a standstill agreement with any Excluded Party) if the Company Board (or the Review Committee or other duly authorized committee of the Company Board) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of their fiduciary duties under applicable Law; provided, however, that the Company shall give Parent notice of the grant by the Company Board (or the Review Committee or other duly authorized committee of the Company Board) at least 24 hours before granting any such waiver or release.

(h) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) or “group” (as such term is defined in the Exchange Act) to purchase or otherwise acquire, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) that account for 20% or more of the Company’s consolidated assets (based on the fair market value thereof) or from which 20% or more of the Company’s revenues, earnings or cash flows on a consolidated basis are derived or (ii) 20% or more of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal on terms which the Company Board (or the Review Committee or other duly authorized committee of the Company Board) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, (i) to be more favorable to the holders of Company Common Stock than the Transactions from a financial point of view (after taking into account any revisions to this Agreement set forth in any written, binding and irrevocable offer by Parent capable of being accepted by the Company), taking into account, to the extent applicable, the legal, financial, regulatory, timing and other aspects of such proposal and this Agreement that the Company Board (or the Review Committee or other duly authorized committee of the Company Board) considers relevant, (ii) the financing of which is fully committed or reasonably likely to be obtained and (iii) if accepted, is reasonably likely to be consummated (in the case of each of the foregoing clauses (ii) and (iii), as determined in good faith by the Company Board (or the Review Committee or other duly authorized committee of the Company Board)); provided that for purposes of the definition of Superior Proposal, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable (including by taking all actions set forth on Section 5.4(a) of the Parent Disclosure Schedule), (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to, (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (v) make all necessary notices to and obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable (but in any event on or prior to the End Date). For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and in any event within ten (10) Business Days of the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4(b) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party agrees to (A) supply as soon as practical any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4(b) as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable.

(c) The Company, Parent and Merger Sub shall, (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Parent and Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d) In furtherance and not in limitation of the foregoing, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, the termination, relinquishment, modification or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Company, the Surviving Corporation or their respective Subsidiaries (each a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of Parent and the Company, be conditioned upon consummation of the Transactions; provided, further, that none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries.

(e) In furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall use reasonable best efforts, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and shall use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets (other than portfolios of defaulted receivables), business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review, comment upon and approve, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions. In addition, the Company and its Subsidiaries shall not make any internal announcements to their employees regarding the Transactions without the prior review and approval of Parent (such approval not to be unreasonable withheld, conditioned or delayed) except to the extent such announcements are consistent in all material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company and Parent shall afford to the other party and its Representatives reasonable access during normal business hours to the Company’s or Parent’s, as applicable, properties, books, Contracts and records and the Company and Parent shall furnish promptly to the other party such information concerning its business and properties as such party may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that the Company, Parent and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party; and provided, further, that the Company and Parent shall not be obligated to provide such access or information if the Company or Parent, as applicable, determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party (provided that the Company or Parent, as applicable, shall use commercially reasonable efforts to obtain any consents of third parties that are necessary to allow such information to be disclosed to the other) or jeopardize the protection of the attorney-client privilege (provided that the Company or Parent, as applicable, shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in loss of the attorney-client privilege). Until the Effective Time, the information provided will be subject to the terms of the

Confidentiality Agreement, dated as of December 12, 2012, between Parent and the Company (the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Company shall not, and Parent and Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. No investigation shall affect the Company’s, Parent’s or Merger Sub’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent, Merger Sub or the Company pursuant to this Agreement.

(b) The Company and Parent acknowledge and agree that each (i) had an opportunity to discuss the business of other party with the management of the other party, (ii) has had access to the books and records, facilities, contracts and other assets of the other party which it and its affiliates have requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the other party and (iv) has conducted its own independent investigation of the other party, its businesses and the Transactions.

Section 5.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent or its ability to consummate the Transactions.

(b) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (i) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other Transaction not to be satisfied, or (ii) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other Transaction not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7(b) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.8 Indemnification and Insurance.

(a) For a period beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee that are in effect as of the date hereof and set forth on Section 5.8 of the Company Disclosure Schedule, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law for a period of six (6) years following the Effective Time.

(b) For a period beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements that are in effect as of the date hereof and set forth on Section 5.8 of the Company Disclosure Schedule). Any determination required to be made with respect to whether an Indemnitee’s conduct complies with an applicable standard under applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company, or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnitee and reasonably acceptable to Parent.

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto (which premium is set forth on Section 3.21 of the Company Disclosure Schedule), but in such case shall purchase as much coverage as reasonably practicable for such amount; and provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be permitted to spend during the six–year period provided for in this Section 5.8(c), that provides coverage no materially less favorable than the coverage described above.

(d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e) In connection with any claim for indemnification pursuant to any policy, agreement or governing document contemplated by this Section 5.8, Parent shall, and shall cause the Surviving Corporation to, provide such information and updates regarding such claim (including regarding the status of, and material developments arising in connection with, the defense thereof) as reasonably requested from time to time by Indemnitees party to such claim.

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. Each party hereto shall keep the other parties hereto reasonably informed of, and cooperate with the other parties hereto in connection with, any litigation or claim against any party hereto and/or its directors, officers or employees relating to the Transactions; provided, however, that the foregoing shall not require any party hereto to take any action if it may result in a waiver of any attorney/client or any other similar privilege. The Company shall cooperate with Parent in connection with, and shall give Parent the opportunity to participate in the defense or settlement of, any such litigation, and no settlement in connection with any such litigation shall be agreed to prior to the Effective Time without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director’s consent.

Section 5.10 Section 16. The Company and Parent shall take all steps reasonably necessary to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) For a period beginning at the Effective Time and ending on December 31, 2013 (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each individual who, immediately prior to the Effective Time, is an employee of the Company and its Subsidiaries and who, during the Continuation Period, continues such employment with the Surviving Corporation and its Subsidiaries (“Company Employees”), annual base salary and base wages and employee benefits (but excluding equity incentive compensation), in each case, that are no less favorable in the aggregate than such annual compensation and employee benefits provided to the Company Employees immediately prior to the Effective Time. In addition, (i) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one (1) year period following the Effective Time with severance benefits at levels no less than and pursuant to the terms of the Company’s severance policies as set forth on Section 5.11(a) of the Company Disclosure Schedule, but in no event more than ten (10) weeks’ severance shall be paid and (ii) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 5.11(b).

(b) For all purposes (including purposes of vesting, eligibility to participate and level of severance and other benefits based upon credited service, but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including any Company Plans that are continued) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such service was credited to him or her under the terms of a corresponding Company Plan before the Effective Time, in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use reasonable best efforts to cause any pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, other than the Company’s 2013 Annual Incentive Compensation Plan for Management attached hereto as part of Section 5.11 of the Company Disclosure Schedule (the “2013 MIP”) to the extent such Company Plans, arrangements and agreements are set forth on Section 5.11 of the Company Disclosure Schedule. In addition, upon the earlier of (i) a Company Employee’s employment being terminated by the Company or a Subsidiary of the Company other than for “cause” or (ii) March 15, 2014, Parent shall cause the Surviving Corporation and its Subsidiaries to pay to each such Company Employee (other than a Company Employee listed on Section 8.13(b) of the Company Disclosure Schedule) a pro-rata portion of any bonus in respect of the 2013 performance year that such Company Employee would have been entitled to receive under the 2013 MIP accrued for the period from January 1, 2013 through the Closing Date. For the avoidance of doubt, neither any Company Employee listed on Section 8.13(b) of the Company Disclosure Schedule nor any Company Employee who voluntarily leaves the employ of the Surviving Corporation or any of its Subsidiaries, or whose employment is terminated for “cause”, in each case prior to March 15, 2014, shall be entitled to any portion of the bonus accrued under the 2013 MIP. The parties hereto agree that, for purposes of this Section 5.11, the Transactions shall be deemed to constitute a “change in control,” “change of control” or “corporate transaction” under such Company Plans, arrangements or agreements.

(d) Nothing contained in this Section 5.11 shall (i) be treated as the adoption of or an amendment to any employee benefit or compensation plan, program, agreement, policy or arrangement, (ii) subject to compliance with the other provisions of this Section 5.11, alter or limit the ability of Parent, the Surviving Corporation or any of its or their Affiliates to amend or terminate any employee benefit or compensation plan, program, policy, agreement or arrangement (including any Company Plan and any New Plan) at any time sponsored, maintained or contributed to by any of them, (iii) confer upon any Person (including any current or former employee of the Company or any of its Subsidiaries and any Company Employee) any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or shall in any way limit the ability of Parent, the Surviving Corporation or any of its or their affiliates to terminate the employment of any employee (including any Company Employee) at any time and for any or no reason, or (iv) confer upon any Person (including any current or former Company employee, any Company Employee and any of their respective dependents and beneficiaries) any rights as a third-party beneficiary of this Agreement. Parent’s current intention is to transition Company Employees to the New Plans effective January 1, 2014.

Section 5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Takeover Laws. The Company and the Company Board shall each (a) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any state takeover statute or similar statute becomes applicable to the Transactions, use its reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.15 Reservation of Shares; Stock Exchange Listings. Parent shall (a) cause the shares of Parent Common stock to be issued in the Merger to be reserved for issuance prior to the Closing Date and (b) use its reasonable best efforts to cause the shares of Parent Common stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect (other than the reference to “Company Material Adverse Effect” in Section 3.6(b) hereof), shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, (i) each of the representations and warranties of the Company set forth in Section 3.2 and Section 3.6(b)(i) shall be true and correct (other than de minimis inaccuracies) in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time and (ii) each of the representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(b)(i), Section 3.13 and Section 3.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect or any fact, change, event, circumstance, occurrence or effect that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect (other than the reference to “Parent Material Adverse Effect” in Section 4.6(b)

hereof), shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where such failures to be so true and correct would not have a Parent Material Adverse Effect; provided, however, that, notwithstanding the foregoing, (i) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.2, and Section 4.6(b) shall be true and correct (other than de minimis inaccuracies) in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time and (ii) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.3(a) and Section 4.3(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect or any fact, change, event, circumstance, occurrence or effect that would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions or due to the failure of such party to perform in all material respects any of its other obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before August 7, 2013 (as such date is extended pursuant to the following proviso, as applicable, the “End Date”); provided, however, that if the Closing has not occurred by such date and on such date the conditions set forth in Section 6.1(b) or Section 6.1(c) with respect to the matters contemplated by Section 6.1(b) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VI has been satisfied, waived or remains capable of satisfaction, then the End Date shall automatically be extended to October 7, 2013; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was primarily due to the failure of such party to timely perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to timely perform any of its obligations under this Agreement or if such party shall have failed to comply with its obligations under Section 5.3(a) to seek to cause such Restraint to be vacated or lifted or to ameliorate the effects thereof; or

(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder; or

(ii) (A) the Company Board (or the Review Committee or other duly authorized committee of the Company Board) shall have effected a Company Adverse Recommendation Change, (B) the Company, upon the written request of Parent, fails to publicly restate its recommendation of the Merger within five (5) Business Days after the date any Takeover Proposal is first commenced, published or delivered to the Company’s stockholders or, in the case of the commencement, publication or delivery of any Takeover Proposal pursuant to Regulation 14D under the Exchange Act, prior to the later of (1) the fifth (5th) Business Day following any written request by Parent or (2) ten (10) Business Days following such commencement, publication or delivery or (C) the Company fails to include the Company Board Recommendation in the Proxy Statement/Prospectus; or

(iii) the Company shall have committed a Willful Breach of any of its obligations under Section 5.3(a) or Section 5.3(b); or

(iv) the Company shall have (A) granted a written waiver or release of, or (B) determined (through an act authorized by the Company Board (or the Review Committee or other duly authorized committee thereof)) not to enforce the terms of, in each case, any standstill agreement in effect between the Company and any Person listed on Section 7.1(c)(iv) of the Company Disclosure Schedule; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder; or

(ii) in order to enter into a transaction that is a Superior Proposal, in accordance with Section 5.3; provided that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall not be available to the Company unless the Company pays or has paid the Termination Fee to Parent or caused the Termination Fee to be paid to Parent in accordance with Section 7.3; it being understood that the Company may enter into any transaction that is a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 7.1(d)(ii).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of (A) any breach of its obligations under this Agreement, (B) its fraud or willful misconduct or (C) willful or material breach of its representations or warranties set forth in this Agreement.

Section 7.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), prior to or substantially simultaneously with (and in no event later than the day of such termination) such termination the Company shall pay or cause to be paid as directed by Parent the Termination Fee.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), Section 7.1(c)(iii) or Section 7.1(c)(iv), the Company shall pay or cause to be paid as directed by Parent the Termination Fee within two (2) Business Days of such termination.

(c) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), (ii) a bona fide Takeover Proposal shall have been publicly disclosed after the date hereof and prior to the End Date or date of the Company Stockholder Meeting, as applicable, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company consummates the transactions contemplated by such Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then, the Company shall pay or cause to be paid as directed by Parent the Termination Fee on the date of consummation of such transaction.

(d) For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $7.4 million; provided that, in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) on or before the Excluded Party End Date (applicable to such Excluded Party) in connection with entering into an agreement relating to a transaction that is a Superior Proposal with an Excluded Party, “Termination Fee” shall mean an aggregate amount equal to (i) $4.25 million.

(e) In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) and a Termination Fee is due to Parent in accordance with the terms hereof, then the Company shall, in addition to the payment of the Termination Fee, reimburse Parent upon demand up to an aggregate amount (not to exceed $2,000,000) equal to all documented out-of-pocket fees and expenses reasonably incurred or paid by or on behalf of Parent on or after November 29, 2012 in connection with the Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreement, in each case including all such fees and expenses of counsel, financial advisors, accountants, experts and consultants retained by Parent and any commitment fees paid by Parent in connection with the financing for the Transactions.

(f) Notwithstanding the foregoing, in no event shall the Company be required to pay the fees referred to in this Section 7.3 (i) on more than one occasion or (ii) if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by the Company pursuant to Section 7.1(b)(ii), Section 7.1(b)(iii) (unless on or before the date of the Company Stockholders Meeting a bona fide Takeover Proposal shall have been publicly disclosed, in which event Section 7.3(c) shall govern whether a fee shall be payable) or Section 7.1(d)(i). Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee and, if applicable in accordance with Section 7.3(e), Parent expenses, shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee and, if applicable in accordance with Section 7.3(e),

Parent expenses, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement.

(g) Any amount that becomes payable pursuant to this Section 7.3(a) shall be paid by wire transfer of immediately available funds to the account designated in Section 7.3(g) of the Parent Disclosure Schedule and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(h) The Company acknowledges and hereby agrees that the provisions of this Section 7.3(a) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.3(a), and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as provided in Section 7.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval of this Agreement or the Transactions by the stockholders of the Company.

Section 8.4 Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.

Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided that Merger Sub, upon prior written notice to the Company, may assign (in its sole discretion) any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and Parent Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders, holders of Options and Company Stock Units to receive the Merger Consideration and consideration in respect of Options and Company Stock Units, respectively, at the Effective Time, and (ii) the rights of any third party beneficiaries under Section 5.8, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement and all actions and proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement, any of the Transactions or the actions of

Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if such Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court therefrom), (ii) it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the Transactions (including the Merger) in any court other than the aforesaid courts and (iv) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Encore Capital Group, Inc.

3111 Camino Del Rio North

Suite 1300

San Diego, California

Attention: General Counsel

Facsimile: 858-309-1546

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

300 Convent Street

Suite 2100

San Antonio, Texas 78205-3792

Attention: Daryl Lansdale

Facsimile: (210) 270-7205

If to the Company, to:

Asset Acceptance Capital Corp.

28405 Van Dyke Avenue

Warren, Michigan 48093

Attention:	Rion Needs
Reid E. Simpson
Edwin L. Herbert
Facsimile:	(586) 983-7081
(586) 446-7832
(586) 446-1783

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Michael Movsovich
Jeffrey Symons
Facsimile:	(212) 446-6460

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“2013 Company Plan” means the Company’s long term business plan made available to Parent prior to the date hereof and which is attached hereto as Section 5.1(a) of the Company Disclosure Schedule.

“2013 MIP” shall have the meaning set forth in Section 5.11(c).

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (which need not prohibit the making of a Takeover Proposal) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (other than that it need not prohibit the making of a Takeover Proposal), with any changes thereto as reasonably necessary to allow the Company to comply with its obligations under Section 5.3.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(g).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(e).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Cash Consideration” shall have the meaning set forth in Section 2.1(c)(i).

“Cash Election” shall have the meaning set forth in Section 2.1(c)(i).

“Certificate” shall have the meaning set forth in Section 2.1(e).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Claim” shall have the meaning set forth in Section 5.8(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.7.

“Company” shall have the meaning set forth in the preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(e).

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(c).

“Company Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III preamble.

“Company DSUs” shall have the meaning set forth in Section 2.4(b).

“Company Employees” shall have the meaning set forth in Section 5.11(a).

“Company Insurance Policies” shall have the meaning set forth in Section 3.21.

“Company IP” shall have the meaning set forth in Section 3.12.

“Company IP Agreements” shall have the meaning set forth in Section 3.12.

“Company Material Adverse Effect” shall mean any fact, change, event, circumstance, occurrence or effect that, individually or in the aggregate, (a) is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any fact, change, event, circumstance, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation or enforcement of, any Law or GAAP or government policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company, any of its Subsidiaries or any of their respective business relations conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, employees or regulators; (vi) any action taken pursuant to the terms of this Agreement or with the express written consent or at the express written direction of Parent or Merger Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 5.1, including changes resulting from any Remedial Action, if required); (vii) any change in the market price, or change in trading volume, of the capital stock of the Company, (viii) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries; and (ix) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions; provided that (1) any fact, change, event, circumstance, occurrence or effect set forth in clauses (a)(i) through (a)(iv) may be taken into account in determining whether there has been, is or would reasonably be expected to be a Company Material Adverse Effect to the extent (and only to the extent) such fact, change, event, circumstance, occurrence or effect has a disproportionate adverse effect on business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, in relation to other participants in the business and industries in which the Company and its Subsidiaries operate, and (2) the underlying cause of any failure referred to in clauses (a)(vii) and (a)(viii) may be taken into account in determining whether there has been, is or would reasonably be expected to be a Company Material Adverse Effect; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

“Company Pension Plan” shall have the meaning set forth in Section 3.9(a).

“Company Permits” shall have the meaning set forth in Section 3.8(b).

“Company Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employment (other than employment agreements terminable at will without any severance obligation in excess of the amount set forth on Section 5.11 of the Company Disclosure Schedule), incentive (equity or otherwise), severance, retention, change in control, deferred compensation, material fringe benefit, perquisite or other material compensatory plan, program, policy, agreement or arrangement that is maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is obligated to contribute for the benefit of any current or former employee or director (or any of their respective beneficiaries or dependents) of the Company or any of its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to incur any material liability.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2.

“Company RSUs” shall have the meaning set forth in Section 2.4(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Securities” shall have the meaning set forth in Section 3.2.

“Company Stock Plans” shall mean the Company’s 2012 Stock Incentive Plan and the Company’s 2004 Stock Incentive Plan.

“Company Stock Units” shall have the meaning set forth in Section 2.4(b).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.18.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Consent Decree” shall mean that certain Consent Decree dated on or about January 30, 2012 between the United States of America and Asset Acceptance, LLC.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract, commitment, instrument, obligation, binding arrangement, understanding or other agreement, whether written or oral.

“DGCL” shall have the meaning set forth in the recitals.

“Dissenting Shares” shall have the meaning set forth in Section 2.6.

“Dissenting Stockholders” shall have the meaning set forth in Section 2.6.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Election Deadline” shall have the meaning set forth in Section 2.2(b).

“Election Form” shall have the meaning set forth in Section 2.2(a).

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” means all Laws relating to workplace safety or health, pollution or protection of natural resources, endangered or threatened species or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including Laws relating to the presence of, the exposure to or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, or Releases or threatened Releases of, Hazardous Materials as the foregoing are enacted or in effect on or prior to Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Agent” shall have the meaning set forth in Section 2.3(a).

“Excluded Party” shall mean any Person (or group of Persons that includes any such Person) listed on Section 1A of the Company Disclosure Schedule.

“Excluded Party End Date” has the meaning set forth in Section 5.3(c).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Form S-4” shall have the meaning set forth in Section 3.4.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Go Shop End Date” shall have the meanings set forth in Section 5.3(c).

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any materials or substances or wastes as to which liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IE Notice Period” shall have the meaning set forth in Section 5.3(f)(iii).

“Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security), (ii) any capital lease obligations, (iii) any obligation as an account party in respect of letters of credit, (iv) any obligation under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates, and (v) any agreement, undertaking or arrangement by which a Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection and other than the Company or any Subsidiary).

“Indemnitee” and “Indemnitees” shall have the meanings set forth in Section 5.8(a).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (a) patents and patent applications, (b) registered trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer software, mask works and databases and (d) trade secrets and other proprietary know-how.

“Intervening Event” means an event, development or change in circumstance that was not actually known to the Company Board (or the Review Committee or other duly authorized committee of the Company Board) prior to the execution of this Agreement (or if so known, the consequences of which, when taken together with all other events, developments or circumstances then known, were not actually known or reasonably foreseeable based on information actually known to the members of the Company Board (or the Review Committee or other duly authorized committee of the Company Board) as of the date of this Agreement), which event, development or change in circumstance, or any consequence thereof, becomes known to the Company Board (or the Review Committee or other duly authorized committee of the Company Board) prior to the receipt of the Company Stockholder Approval; provided, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Disclosure Schedule and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Parent Disclosure Schedule.

“Laws” shall have the meaning set forth in Section 3.8.

“Leased Real Property” shall have the meaning set forth in Section 3.14.

“Leases” shall have the meaning set forth in Section 3.14.

“Liens” shall mean any pledges, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Mailing Date” shall have the meaning set forth in Section 2.2(a).

“Material Contract” shall have the meaning set forth in Section 3.15(a).

“Maximum Stock Election” shall have the meaning set forth in Section 2.1(c)(ii).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Board” shall mean the board of directors of Merger Sub.

“Nasdaq” shall mean The Nasdaq Stock Market.

“New Plans” shall have the meaning set forth in Section 5.11(a).

“Non-Electing Company Share” shall have the meaning set forth in Section 2.1(c)(iii).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.3(f)(ii).

“Notice Period” shall have the meaning set forth in Section 5.3(f)(iii).

“Old Plans” shall have the meaning set forth in Section 5.11(a).

“Option” shall have the meaning set forth in Section 2.4(a).

“Optionholder” shall have the meaning set forth in Section 2.4(a).

“Parent” shall have the meaning set forth in the preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Charter Documents” shall have the meaning set forth in Section 4.1(b).

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedule” shall have the meaning set forth in the Article IV preamble.

“Parent Material Adverse Effect” shall mean any fact, change, event, circumstance, occurrence or effect that, directly or indirectly, (a) is, or would reasonably be expected to become, materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, other than any fact, change, event, circumstance, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which Parent or its Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation or enforcement of, any Law or GAAP or government policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Parent, any of its Subsidiaries or their respective business relations conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including by reason of any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, employees or regulators; (vi) any action taken pursuant to the terms of this Agreement, including any changes resulting from any Remedial Action, if required; (vii) any change in the market price, or change in trading volume, of the capital stock of Parent, (viii) any failure by Parent or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Parent or any of its Subsidiaries; and (ix) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against Parent, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions; provided that (1) any fact, change, event, circumstance, occurrence or effect set forth in clauses (a)(i) through (a)(iv) may be taken into account in determining whether there has been, is or would reasonably be expected to be a Company Material Adverse Effect to the extent (and only to the extent) such fact, change, event, circumstance, occurrence or effect has a disproportionate adverse effect on business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, in relation to other participants in the business and industries in which Parent and its Subsidiaries operate, and (2) the underlying cause of any failure referred to in clauses (a)(vii) and (a)(viii) may be taken into account in determining whether there has been, is or would reasonably be expected to be a Parent Material Adverse Effect; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the Transactions.

“Parent Permits” shall have the meaning set forth in Section 4.8(b).

“Parent Preferred Stock” shall have the meaning set forth in Section 4.2.

“Parent SEC Documents” shall have the meaning set forth in Section 4.5(a).

“Parent Securities” shall have the meaning set forth in Section 4.2.

“Parent Stock Plans” means Parent’s 2005 Stock Incentive Plan.

“Parent Subsidiary Securities” shall have the meaning set forth in Section 4.1(b).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records or (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property and in each case, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have seen set aside on its books, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have seen set aside on its books, (c) Liens reflected in the Company SEC Documents, (d) Liens arising under or in connection with applicable building and zoning Laws, codes, ordinances, and state and federal regulations which are not violated by the current use and operation of the Person’s real property, (e) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used and (f) licenses of Intellectual Property.

“Permitted Portfolio Acquisition” shall have the meaning set forth in Section 5.1(a)(iv).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 3.4.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the soil, surface water or groundwater.

“Remedial Action” shall have the meaning set forth in Section 5.4(d).

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by or on behalf of such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Restraints” shall have the meaning set forth in Section 6.1(c).

“Review Committee” shall have the meaning set forth in the recitals.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“SP Notice Period” shall have the meaning set forth in Section 5.3(f)(ii).

“Stock Consideration” shall have the meaning set forth in Section 2.1(c)(ii).

“Stock Electing Company Share” shall have the meaning set forth in Section 2.1(c)(ii).

“Stock Election” shall have the meaning set forth in Section 2.1(c)(ii).

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust, joint venture or other entity of which securities or other ownership interests (i) representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) having the right to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other entity are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Subsidiary Securities” shall have the meaning set forth in Section 3.1(b).

“Superior Proposal” shall have the meaning set forth in Section 5.3(i).

“Supporting Stockholder” has the meaning set forth in the recitals.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(h).

“Tax Returns” shall have the meaning set forth in Section 3.9(h).

“Taxes” shall have the meaning set forth in Section 3.9(h).

“Termination Fee” shall have the meaning set forth in Section 7.3(d).

“Transactions” shall have the meaning set forth in the recitals.

“Voting Agreement” shall have the meaning set forth in the recitals.

“WARN” shall have the meaning set forth in Section 3.20.

“Willful Breach” means a material breach that is a direct consequence of an act knowingly undertaken by a member of the Company Board or a senior executive officer of the Company listed on Section 8.13(b) of the Company Disclosure Schedule, in each case, with the actual knowledge and intent that such act would cause a breach of any provision of this Agreement to which such concept applies.

Section 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) All capitalized terms not defined in the Company Disclosure Schedule or the Parent Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of Parent, Merger Sub and the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. Disclosure of any matter in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosure of such matter with respect to any other Sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, to the extent it is readily apparent that such disclosure is applicable to such other Section. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, be deemed or interpreted to expand the scope the respective party’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Company Disclosure Schedule and Parent Disclosure Schedule are incorporated by reference into the Company Disclosure Schedule or Parent Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Company Disclosure Schedule or Parent Disclosure Schedule is in all events provided subject to and on the terms of the Confidentiality Agreement as though it were Evaluation Material (as such term is defined therein) thereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ASSET ACCEPTANCE CAPITAL CORP.

By:
	Name:	Rion B. Needs
	Title:	Chief Executive Officer

PINNACLE SUB, INC.

By:
	Name:	Paul Grinberg
	Title:	Chief Financial Officer

ENCORE CAPITAL GROUP, INC.

By:
	Name:	Paul Grinberg
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]